EXCLUSIVE LICENSE AGREEMENT

This agreement is made and entered into between Micro Imaging Technology, Inc., a California corporation (hereinafter called Licensor), having its principal office at 970 Calle Amanecer, Suite F, San Clemente, CA, 92675, and EPIC Corporation, a Colorado corporation (hereinafter called Licensee), having its principal office at 8000 Centre Park Drive, Suite 345, Austin, Texas 78754.

RECITALS

A.  Licensor has the right to grant licenses under the licensed patent rights (as hereinafter defined), and wishes to have the inventions and intellectual property developed from the use of the inventions be included with and covered by the licensed patent rights.

B. Licensee wishes to obtain a license under the licensed patent rights.

CONSIDERATION

In consideration of the above recitals, the mutual promises of the parties, and the following terms and conditions; IT IS AGREED:

TERMS AND CONDITIONS

Article I - Definitions

For the purpose of this agreement, the following definitions shall apply:

1.	Licensed Patent Rights: Shall mean:

a.	Patent No. 6,639,672 B2 filed on 28-October-2003 by inventors David L Hanvig and Gary Lorden, assignee Licensor.

b.	Any and all improvements developed by Licensor, whether patentable or not, relating to the Licensed Patent Rights, which Licensor may now or may hereafter develop, own or control.

c.
Any or all patents, which may issue on patent rights and improvements thereof, developed by Licensor and any and all divisions, continuations, continuations-in-part, reissues and extensions of such patents.

d.	The know-how and intellectual property rights defined hereafter.

2.
Product(s): Shall mean any materials including operating system software and any and all  bacterial identification software, bacterium databases, compositions, techniques, devices, methods or inventions relating to or based on the Licensed Patent Rights, developed on the date of this agreement or in the future.

3.	Gross Sales: Shall mean total Dollar value(s) of Product(s) FOB manufactured based on the Licensed Patent Rights.

4.
Confidential Proprietary Information: Shall mean with respect to any Party all scientific, business or financial information relating to such Party, its subsidiaries or affiliates or their respective businesses, except when such information:

a.	Becomes known to the other Party prior to receipt from such first Party;

b.	Becomes publicly known through sources other than such first Party;

c.	Is lawfully received by such other Party from a party other than the first Party; or

d.	Is approved for release by written authorization from such first Party.

5.
Exclusive License:  Shall mean a license, including the right to sublicense, whereby Licensee’s rights are sole and entire and operate to exclude all others, including Licensor and its affiliates except as otherwise expressly provided herein.

6.
Know-how: Shall mean any and all technical data, information, materials, trade secrets, technology, formulas, processes, and ideas, including any improvements thereto, in any form in which the foregoing may exist, now owned or co-owned by or exclusively, semi-exclusively or non-exclusively licensed to any party prior to the date of this Agreement or hereafter acquired by any party during the term of this agreement.

7.
Intellectual Property Rights: Shall mean any and all inventions, materials, Know-how, trade secrets, technology, formulas, processes, ideas or other discoveries conceived or reduced to practices, whether patentable or not.  It also includes any and all operating software for computers used in the identification of bacterium, any and all process software for the identification of bacterium, and any and all databases developed and to be developed in the future for the identification of bacterium.

8.
Royalty (ies): Shall mean revenues received in the form of cash and/or equity from holdings from Licensees as a result of licensing and using, selling, making, having made, sub-licensing or leasing of Licensed Patent Rights.

ARTICLE II - Grant of exclusive license

1.
Licensor hereby grants to Licensee a perpetual exclusive worldwide license with the right to sublicense others, to make, have made, use, sell and lease the Products described in the Licensed Patent Rights.

2.	Licensor retains the right to continue to use Licensed Patent Rights in any way for non-commercial purposes.

ARTICLE III - LICENSE PAYMENTS

1.	License payment and royalty rate. For the licensed herein granted:

a.	Licensee agrees to pay a one-time License Fee of Two Million Dollars ($2,000,000).

b.	Licensee shall pay an earned royalty of three percent (3%) of Licensee’s Gross Sales of Products.

2.	Sub-licenses. The granting and terms of all sub-licenses is entirely at Licensee’s discretion provided that all sub-licenses shall be subjected to the terms and conditions of this agreement.

3.
Payment of License Fee: The first royalty payments and payments for devises purchased from Licensor paid up to the amount of Two Million Dollars ($2,000,000) will be applied to and satisfy in full the payment of the License Fee.

4.	Royalty Fee: Royalty payments after the first Two Million Dollars ($2,000,000) will constitute the royalty maintenance fee and will continue into perpetuity.

5.	When a sale is made: A sale of Licensed Patent Rights shall be regarded as being made upon payment for Products made using Licensed Patent Rights.

6.	Payments: All sums payable by Licensee hereunder shall be paid to Licensor in U.S. dollars.

7.
Interest: In the event any royalties are not paid as specified herein, then interest of five percent (5%), computed on the basis of 365 days in the year, shall be due in addition to the royalties accrued for the period of default.

ARTICLE IV - Reports, Books and Records

1.
Reports. Within thirty (30) days after the end of the calendar quarter annual period during which this agreement shall be executed, and delivered within thirty (30) days after the end of each following quarter annual period, Licensee shall make a written report to Licensor setting forth the Gross Sales of Licensed Patent Rights sold, leased or used by Licensee and total sub-licensing receipts during the quarter annual period. If there are no Gross Sales or sub-licensing receipts, a statement to that effect shall be made by Licensee to Licensor. At the time each report is made, Licensee shall pay to Licensor the royalties or other payments shown by such report to the payable hereunder.

2.
Books and records. Licensee shall keep books and records in such reasonable detail as will permit the reports provided for in Paragraph 1, hereof to be determined.  Licensee further agrees to permit such books and reports to be inspected and audited by a representative or representatives of Licensor to the extent necessary to verify the reports provided for in paragraph 1, hereof; provided, however, that such representative or representatives shall indicate to Licensor only whether the reports and royalty paid are correct, if not, the reasons why not.

ARTICLE V – Marking

Licensee agrees to mark or have marked all Products made, used or leased by it or its sublicensees under the Licensed Patent Rights, if and to the extent such markings shall be practical, with such patent markings as shall be desirable or required by applicable patent laws.

ARTICLE VI - Diligence

1.
Licensee shall use its best efforts to bring Licensed Patent Rights to market through a thorough, vigorous and diligent program and to continue active, diligent marketing efforts throughout the life of this agreement.

2.
In the event Licensee decides to abandon or otherwise cease to develop and or market the Licensed Patent Rights, Licensee shall notify Licensor within thirty (30) days of the date of this decision.  If this event occurs prior to the completion of payment of the $2 million License Fee, then all interests revert to the Licensor.  If this event occurs after the completion of payment of the $2 million License Fee, then Licensee shall retain a non-exclusive right to Licensed Patent Rights as they exist as of that date.

4.	Licensee shall permit an in-house inspection of Licensee facilities by Licensor on an annual basis.

ARTICLE VII - Irrevocable Judgment with Respect to Validity of Patents

If a judgment or decree shall be entered in any proceeding in which the validity or infringement of any claim of any patent under which the License is granted hereunder shall be in issue, which judgment or decree shall become not further reviewable through the exhaustion of all permissible applications for rehearing or review by a superior tribunal, or through the expiration of the time permitted for such application (such a judgment or decree being hereinafter referred to as an irrevocable judgment), the construction placed on any such claim by such  irrevocable judgment shall thereafter be followed not only as to such claim, but also as to all claims to which such instruction applies, with respect to acts occurring thereafter and if an irrevocable judgment shall hold any claim invalid, Licensee shall be relieved thereafter from including in its reports hereunder that portion of the royalties due under ARTICLE III payable only because of such claim or any broader claim to which such irrevocable judgment shall be applicable, and from the performance of any other acts required by this agreement only because of any such claims.

ARTICLE VIII - Termination or Conversion to Non-Exclusive License

1.
Termination by Licensee.  Option of Licensee:  Licensee may terminate the license granted by this agreement, provided Licensee shall not be in default hereunder, by giving Licensor ninety (90) days notice to its intention to do so. If such notice shall be given, then upon the expiration of such ninety (90) days the termination shall become effective; but such termination shall not operate to relieve Licensee from its obligation to pay royalties or to satisfy any other obligations, accrued hereunder prior to the date of such termination.  In the event of termination, Lessor and Lessee agree to co-operate to find another to take over the Licensed Patent Rights.

2.	Termination by Licensor. Option of Licensor: Licensor may, at its option, terminate this agreement by written notice to Licensee in case of:

a.	Default in the payment of any royalties required to be paid by Licensee to Licensor hereunder.

b.	Default in the making of any reports required hereunder and such default shall continue for a period of thirty (30) days after Licensor shall have given to Licensee a written notice of such default.

c.
Default in the performance of any other material obligation contained in this agreement on the part of Licensee to be performed and such default shall continue for a period of thirty (30) days after Licensor shall have given to Licensee written notice of such default.

d.	Adjudication that Licensee is bankrupt or insolvent.

e.
The filing by Licensee of a petition of bankruptcy, or a petition or answer seeking reorganization, readjustment or rearrangement of its business or affairs under any law or governmental regulation relating to bankruptcy or insolvency.

f.
         The appointment of a receiver of the business or for all or substantially all of the property of Licensee; or the making by Licensee of assignment or an attempted assignment for the benefit of its creditors; or the institution by Licensee of any proceedings for the liquidation or winding up of its business or affairs.

3.
Effect of termination.  Termination of this agreement shall not in any way operate to impair or destroy any of Licensee’s or Licensor’s right or remedies, either at law or in equity, or to relieve Licensee of any of its obligations to pay royalties or to comply with any other of the obligations hereunder, accrued prior to the effective date of termination.

4.
Effect of delay, etc.  Failure or delay by Licensor to exercise its rights of termination hereunder by reason of any default by Licensee in carrying out any obligation imposed upon it by this agreement shall not operate to prejudice Licensor’s right of termination for any other subsequent default by Licensee.

5.
Option of Licensee to convert to non-exclusive license.  Licensee shall have the right to convert this License at the same royalty rate as for the exclusive Licensee, without right to sublicense, and minimum royalties under ARTICLE III, Paragraph 3. shall not be due thereafter.

ARTICLE IX – Term

Unless previously terminated as hereinbefore provided, the term of this Agreement shall be perpetual.  Licensee shall not be required to pay royalties due only by reason of its use, sale, licensing, lease or sub-licensing under issued patents licensed by this Agreement that have expired or been held to be invalid by an Irrevocable Judgment, where there are no other of such issued patents valid and unexpired covering the Licensee’s use, sale, licensing, lease or sub-licensing; provided, however, that such non-payment of royalties shall not extend to royalty payments already made to Licensor more than six (6) months prior to Licensee’s discovery of expiration or an Irrevocable Judgment.

ARTICLE X - Patent Litigation

1.
Initiation. In the event that Licensor advises Licensee in writing of a substantial infringement of the patents/copyrights included in the Licensed Patent Rights, Licensee may, but is not obligated to, bring suit or suits through attorneys of Licensee’s selection with respect to such infringement.

2.
Expenses and proceeds of litigation.  Where a suit or suits have been brought by Licensee, Licensee shall maintain the litigation at its own expense and shall keep any judgments and awards arising from these suits expecting that portion of the judgments attributable to royalties from the infringer shall be divided equally between Licensor and Licensee after deducting any and all expenses of such suits; provided, however, Licensor shall not be entitled to receive more under this provision than if the infringer had been licensed by Licensee.

3.
Licensor’s right to sue.  If Licensee shall fail to commence suit on an infringement hereunder within one (1) year after the receipt of Licensor’s written request to do so, Licensor in protection of its reversionary rights shall have the right to bring and prosecute such suits at its cost and expense through attorneys of its selection, in its own name, and all sums received or recovered by Licensor in or by reason of such suits shall be retained by Licensor; provided, however, no more than one lawsuit at a time shall commence in any such country.

ARTICLE XI - Patent Prosecuting

1.	Licensee will pay for the costs of filing, prosecuting and maintaining foreign counterpart applications to such pending patent applications.

2.
Licensor shall own improvements by the inventors. Licensee shall pay future costs of preparation, filing, prosecuting and maintenance of patents and applications on patentable improvements made by inventors; however, in the event that Licensee refuses to file patent applications on such patentable improvements in US and selected foreign countries when requested by Licensor, the rights to such patentable improvements for said countries shall be returned to Licensor.

3.
Preparation and maintenance of patent applications and patents undertaken at Licensee’s cost; and due diligence and care shall be used in preparing, filing, prosecuting, and maintaining such applications on patentable subject matter. Both parties shall review and approve any and all patent-related documents.

4.
Licensee shall have the right to, on thirty (30) days written notice to Licensor, discontinue payment of its share of the prosecution and/or maintenance costs of any of said patents and/or patent applications. Upon receipt of such written notice, Licensor shall have the right to continue such prosecution and/or maintenance in its own name at its own expense in which event the License shall be automatically terminated as to the subject matter claimed in said patents and/or applications.

5.
Notwithstanding the foregoing paragraph of this ARTICLE XI, Licensee’s obligations under such paragraphs shall continue only so long as Licensee continues to have an Exclusive License under the Licensed Patent Rights and, in the event of conversion of the License to non-exclusive in accordance with ARTICLE VIII, paragraph 5, after the date of such conversion:

a.
The costs of such thereafter preparation, filing, prosecuting and maintaining of said Licensed patents and patent applications shall be the responsibility of Licensor, provided such payments are at the sole discretion of the Licensor ; and

b.
In the event Licensee fails to financially support appropriate filing and prosecution, and Licensee has met the $2 million License Fee, Licensee will forfeit the exclusive license and shall have a non-exclusive License without right to sublicense.

ARTICLE XII - Notices, Assignees

1.
Notices. Notices and payments required hereunder shall be deemed properly given if duly sent by first class mail and addressed to the parties at the addresses set forth above. The parties hereto will keep each other advised of address changes.

2.
Assignees, etc. This Agreement shall be binding upon and shall inure to the benefit of the assigns of Licensor and upon and to the benefit of the successors of the entire business of Licensor, but neither this agreement nor any of the benefits thereof nor any rights thereunder shall, directly or indirectly, without the prior written consent of Licensor, be assigned, divided, or shared by the Licensor to or with any other party or parties (except a successor of the entire business of the Licensor).

ARTICLE XIII - Miscellaneous

1.	This agreement is executed and delivered in the United States and shall be constructed in accordance with the laws of the State of California.

2.	No other understanding. This agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges all prior discussions between them.

3.
No representations or warranties regarding patents of third parties are made in this agreement. No representations or warranty is made by Licensor that the Licensed Patent Rights manufactured, used, sold or leased under the Exclusive License granted herein is or will be free of claims of infringement of patent rights of any other person or persons. The Licensor warrants that it has title to the Licensed Patent Rights from the inventors.

4.
Indemnity.  Licensee shall indemnify, hold harmless, and defend Licensor and its trustees, officers, employees and agents against any and all allegations and actions for death, illness, personal injury, property damage, and improper business practices arising out of the use of the Licensed Patent Rights.

5.
Compensation during Product Development, Product Support and Marketing Phases.  Licensee shall compensate Licensor at Licensor’s established consulting rate agreed to by Licensee for all aid and support during all phases of the Product life, including, but not limited to, patent filing activities, technical questions, field support, expert analysis, support to marketing and presentations, and customer discussions.  This consulting rate shall be subject to annual increases to be negotiated with Licensee.

6.
Advertising.  Licensee agrees that Licensee may not use in any way the name of Licensor or any logotypes or symbols associated with Licensor or the names of any researchers without the express written permission of Licensor.

7.
Confidentiality. The parties agree to maintain discussions and proprietary information revealed pursuant to this agreement in confidence, to disclose them only to persons within their respective organizations having a need to know, and to furnish assurances to the other party that such persons understand this duty on confidentiality.

8.
Disclaimer of Warranty.  Licensed Patent Rights are experimental in nature and are provided WITHOUT WARRANTY OR REPRESENTATIONS OF ANY SORT, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OF NON-INFRINGEMENT. Licensor makes no representations and provides no warranty that the use of the Licensed Patent Rights will not infringe any patent or proprietary rights of third parties.

In witness whereof, the parties hereto have caused this agreement to be executed by their duly authorized representatives on this ______ day of ______________, 20__.

Licensor:    Micro Imaging Technologies, Inc.

Name:
Michael W. Brennan, CEO

Licensee:   EPIC Corporation

Name:
Title:	Ronald S. Tucker, CEO